SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549

                                    FORM 8-K


                               CURRENT REPORT
                   Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


              Date of Report (Date of earliest event reported):
                              October 25, 2000


                    KANSAS CITY SOUTHERN INDUSTRIES, INC.
             (Exact name of company as specified in its charter)


       DELAWARE                  1-4717                   44-0663509
(State or other jurisdiction  (Commission file           (IRS Employer
   of incorporation)             number)              Identification Number)


              114 West 11th Street, Kansas City, Missouri 64105
             (Address of principal executive offices) (Zip Code)


              Company's telephone number, including area code:
                                (816) 983 - 1303


                                 Not Applicable
        (Former name or former address if changed since last report)

Item 9.     Regulation FD Disclosure

Following the close of the New York Stock Exchange on October 25, 2000, Kansas City Southern Industries, Inc. ("KCSI" or "Company") issued a press release announcing its third quarter and year to date 2000 operating results. On October 26, 2000, the Company held its third quarter presentation, which was available to shareholders and other interested parties via telephone or the KCSI web site at http://www.kcsi.com. Interested parties may hear a replay of our third quarter presentation by calling 1-888-203-1112, code 485612. The replay will be available for one week following the presentation. The slides presented at the presentation are available at http://www.kcsi.com by selecting the analyst presentation option under the "For Investor - KSU Stock" section of our web site. The press release, included as Exhibit 99.1 hereto, and certain other information distributed at the presentation, included as exhibit 99.2 hereto, are being furnished under Item 9 of this Current Report on Form 8-K pursuant to Regulation FD. The information in this report (including the exhibits) is furnished pursuant to Item 9 and shall not be deemed to be filed.

Item 7.     Financial Statements and Exhibits

(c)         Exhibits

            Exhibit No.                         Document
            (99)                                Additional Exhibits

            99.1                                Press Release issued by
                                                Kansas City Southern
                                                Industries, Inc. dated
                                                October 25, 2000 entitled,
                                                "Kansas City Southern
                                                Industries Reports Improved
                                                Third Quarter and Year to
                                                Date Income from Continuing
                                                Operations", is attached
                                                hereto as Exhibit 99.1


            99.2                                The following schedules are
                                                attached hereto as Exhibit
                                                99.2 - Combined Kansas City
                                                Southern Railway and
                                                Gateway Western Operating
                                                Statements, Combined Kansas
                                                City Southern
                                                Railway/Gateway Western
                                                Carloadings by Commodity
                                                and Kansas City Southern
                                                Industries, Inc.
                                                Preliminary Consolidated
                                                Balance Sheets

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           Kansas City Southern Industries, Inc.


Date: October 31, 2000                     By: /s/  Louis G. Van Horn
                                                    Louis G. Van Horn
                                            Vice President and Controller
                                            (Principal Accounting Officer)

EXHIBIT 99.1
Release No:2000-08            Date:          October 25, 2000

Kansas City Southern                         Media Contact: William Galligan
Industries, Inc.                                            816-983-1551
114 West 11th Street
Kansas City, MO 64105

NYSE Symbol: KSU

          Kansas City Southern Industries Reports Improved Third
        Quarter and Year to Date Income From Continuing Operations

Spin-off of Stilwell Financial Inc.
On July 12, 2000, Kansas City Southern Industries, Inc. ("KCSI" or "Company") completed its spin-off of Stilwell Financial Inc. ("Stilwell") through a special dividend of Stilwell common stock distributed to KCSI common stockholders of record on June 28, 2000 ("Spin-off"). The Spin-off occurred after the close of business of the New York Stock Exchange on July 12, 2000, and each KCSI stockholder received two shares of the common stock of Stilwell for every one share of KCSI common stock owned on the record date. The Internal Revenue Service has ruled that the Spin-off will not be taxable for Federal income tax purposes to KCSI or KCSI stockholders. Also on July 12, 2000, KCSI completed a reverse stock split whereby every two shares of KCSI common stock was converted into one share of KCSI common stock. KCSI common stockholders had previously approved this reverse stock split. The results of operations discussed herein provide information only related to the continuing operations of KCSI, exclusive of the discontinued operations of Stilwell.

Earnings Analysis and Commentary
KCSI reported third quarter 2000 income from continuing operations of $5.2 million (9 cents per diluted share) compared to $4.6 million (8 cents per diluted share) in the third quarter of 1999. This $0.6 million (13%) improvement resulted primarily from an increase in U.S. operating income of $4.1 million (28%) and a decrease in the income tax provision of $1.2 million partially offset by a $1.2 million decrease in equity earnings related to Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V. ("Grupo TFM") and an increase in interest expense of $3.6 million. KCSI's consolidated third quarter 2000 revenue decline of $5.0 million was more than offset by a $9.1 million reduction in operating expenses, resulting in improved operating income.

For the nine months ended September 30, 2000, income from continuing operations increased $7.0 million (40%) to $24.4 million, or 42 cents per diluted share, from $17.4 million, or 30 cents per diluted share, for the nine months ended September 30, 1999. A $14.0 million increase in equity earnings from Grupo TFM and a $6.1 million decrease in the income tax provision for the nine months ended September 30, 2000 were partially offset by a decline in U.S. operating income of $3.6 million and an increase in interest expense of $10.9 million. Consolidated revenues declined 2.7% while consolidated operating expenses declined 2.2% for the nine months ended September 30, 2000 compared with the same 1999 nine-month period.

During the third quarter of 2000, the Company refinanced $200 million of bank debt due January 11, 2001 with a $200 million offering of 8-year senior unsecured notes. In connection with this refinancing, KCSI recorded extraordinary debt retirement costs of approximately $1.1 million (net of income taxes). Additionally, during the third quarter of 2000, Grupo TFM refinanced $300 million of bank debt with a U.S. Commercial Paper program. KCSI recorded its proportionate share of extraordinary debt retirement costs of $1.7 million (net of income taxes) related to this refinancing by Grupo TFM. Total third quarter 2000 extraordinary charges of $2.8 million, or 5 cents per diluted share, reduced income from continuing operations from $5.2 million to $2.4 million, or 4 cents per diluted share.

In anticipation of the Spin-off, the Company re-capitalized its debt structure during January 2000 whereby KCSI retired approximately $398 million in long-term indebtedness prior to their scheduled maturities. Accordingly, KCSI recorded extraordinary debt retirement costs of approximately $5.9 million (net of income
taxes),   or  10 cents  per  diluted  share, in  first  quarter  2000.   Total
extraordinary items for the nine months ended September 30, 2000 totaled $8.7 million (net of income taxes) or 15 cents per diluted share. Income from continuing operations adjusted for these extraordinary items was $15.7 million, or 27 cents per diluted share for the nine months ended September 30, 2000.

Diluted Earnings per Share and Common Shares Comparison

                                      Third Quarter             Year to Date
                                        2000       1999          2000      1999
Income from continuing operations:
  U.S. operations                     $ 0.13     $ 0.07        $  0.36   $ 0.37
  Grupo TFM and associated interest    (0.04)      0.01           0.06    (0.07)
                                     --------   -------       --------  -------
  Income from continuing operations     0.09       0.08           0.42     0.30
Extraordinary debt retirement costs    (0.05)         -          (0.15)       -
                                     --------   -------       --------  -------
  Total diluted earnings per
share from continuing operations,
adjusted for the extraordinary items  $ 0.04     $ 0.08        $  0.27    $0.30
                                     --------   -------       --------  -------

Weighted Average Diluted
   Common Shares Outstanding           59,100   57,047         58,185    56,989
(thousands)  (1)

(1) KCSI stockholders previously approved a reverse split of KCSI Common stock that became effective upon completion of the Spin-off. As discussed above, the Spin-off occurred on July 12, 2000 and, accordingly, at the close of the New York Stock Exchange on July 12, 2000, each two shares of KCSI Common stock was converted to one share of KCSI Common stock. All periods presented have been restated to reflect this reverse split.


Third Quarter
Following the Spin-off of Stilwell from the Company on July 12, 2000, KCSI is comprised of, among others, The Kansas City Southern Railway Company ("KCSR"), Gateway Western Railway Company ("Gateway Western") and equity investments in Grupo TFM and Mexrail, Inc. KCSI reported income from continuing operations of $5.2 million for the three months ended September 30, 2000 compared to $4.6 million in the same 1999 period.

KCSI's consolidated third quarter 2000 revenues totaled $144.1 million versus $149.1 million in third quarter 1999. This $5.0 million decrease resulted primarily from lower combined KCSR/Gateway Western revenues of approximately $4.4 million. Growth in paper and forest product and automotive revenues, as well as improved revenues per carload in most lines of business were offset by declines in unit coal and chemical and petroleum revenues. Lower unit coal revenues resulted from a reduction in tons delivered and changes in the length of haul. Miscellaneous chemical revenues were lower due to demand driven traffic declines while soda ash revenues declined because of a new export terminal on the origin railroad, which led to substantial volume reductions. Automotive revenues improved during the third quarter of 2000 as a result of traffic growth arising from continued marketing efforts and the initiation of automotive transload services at the Kansas City International Freight Gateway at the former Richards-Gebaur Airbase.

KCSI's consolidated operating costs and expenses decreased $9.1 million (6.8%) in the third quarter of 2000 compared to the third quarter of 1999. In spite of diesel fuel costs, which rose approximately 42% in the third quarter of 2000 compared to the same period in 1999, third quarter 2000 operating costs declined primarily due to operational efficiencies at KCSR and Gateway Western. These operational improvements led to a quarter over quarter decrease in salaries and wages, car hire, purchased services, and casualties and insurance expenses. In addition to higher fuel costs, these declines were partially offset by higher lease expense associated with 50 new locomotives leased in fourth quarter 1999. The combined KCSR/Gateway Western operating ratio for third quarter 2000 was 87.0% compared to 87.8% in the same 1999 period.

Excluding the impact of the extraordinary item discussed above, equity earnings related to the Company's investment in Grupo TFM declined $1.2 million quarter to quarter. Grupo TFM revenues improved 25% to $165.2 million for the third quarter of 2000 from $132.1 million for the third quarter of 1999. These higher revenues were partially offset by an approximate 21% increase in operating expenses arising primarily from higher fuel costs (87%) and higher car hire costs (123%) due to increased traffic volumes and congestion related issues at the U.S. - Mexican border. Despite the impact of these higher operating costs, operating income rose approximately 39% quarter to quarter resulting in an operating ratio of 76.9% in the third quarter of 2000 versus 79.1% in the third quarter of 1999. However, Grupo TFM's third quarter 2000 results were impacted by an increase in other expenses related primarily to losses on the sale of certain property and inventory. Additionally, third quarter 1999 results included a $10.7 million deferred tax benefit (calculated under U.S. generally accepted accounting principles - "U.S. GAAP") caused by a weakening peso. For the third quarter of 2000, the deferred tax benefit under U.S. GAAP was $0.1 million (excluding the impact of the extraordinary item). The Company reports its equity in Grupo TFM under U.S. GAAP while Grupo TFM reports under International Accounting Standards.

KCSI interest expense in the third quarter of 2000 increased 24% from the prior year quarter due to higher interest rates and amortization of debt issuance costs associated with the January 2000 debt re-capitalization.

Year to Date

The Company's  income from  continuing  operations for  the  nine months ended September 30, 2000 totaled $24.4  million  versus $17.4 million in the same 1999 period (a 40% improvement). KCSI's consolidated revenues declined approximately 2.7%, while operating expenses declined 2.2% period to period.

Year to date combined KCSR/Gateway Western revenues decreased $7.2 million primarily as a result of declines in coal, export grain and chemical/petroleum revenues. Similar to third quarter, these declines were partially offset by increases in paper/forest and intermodal/automotive revenues. Combined KCSR/Gateway Western operating costs decreased approximately $1.6 million period to period primarily as a result of improvements in salaries/wages, car hire and materials/supplies expenses partially offset by higher fuel costs and lease expense (as discussed above). The combined KCSR/Gateway Western operating ratio was 86.0% for the nine months ended September 30, 2000 compared to 84.9% for the nine months ended September 30, 1999.

Excluding the impact of the Grupo TFM extraordinary item discussed above, equity earnings from Grupo TFM improved $14.0 million for the nine months ended September 30, 2000 compared to the nine months ended September 30, 1999. Grupo TFM's revenues increased 24% period to period, while operating income increased nearly 45% resulting in an operating ratio of 72.4% for the nine months ended September 30, 2000 compared to 76.4% for the same prior period. Under U.S. GAAP, the deferred tax benefit for Grupo TFM was $18.9 million (excluding the impact of the extraordinary item) for the nine months ended September 30, 2000 compared to a deferred tax benefit of $5.0 million for the same period in 1999.


Business Outlook

Michael R. Haverty, KCSI President and Chief Executive Officer, said, "We are pleased with the ongoing results of our investment in Grupo TFM as well as with KCSR's success in maintaining an effective operating cost structure. We continue, however, to feel the impact of competitive revenue pressures and high interest costs.

Grupo TFM's incredible growth story continues as year to date revenues and operating profit have increased nearly 24% and 45%, respectively. Our equity earnings from Grupo TFM for the nine months ended September 30, 2000 have increased $14 million, or almost 300%, compared with the same 1999 period and have been the primary contributor to our income from continuing operations during 2000. KCSI management believes that Grupo TFM has merely scratched the surface of its potential as a leader in NAFTA traffic in the North American marketplace.

Over the course of 2000, we have significantly improved the efficiency and cost structure of our U.S. railroad operations. Although there is not much we can do to impact the price of diesel fuel, we believe we have done an outstanding job of improving our fuel efficiency through the lease of 50 new fuel-efficient locomotives in late 1999 as well as an aggressive fuel conservation program initiated in mid-1999. Additionally, we continue to see decreases in the number of foreign owned cars on-line resulting in lower car hire payments to other railroads and have reduced our salaries and wages through the reduction of the amount of overtime hours worked and the number of relief crews used as well as a reduction in total employee count.

Domestically, however, we continue to be affected by highly competitive revenue pressures and higher interest costs. To combat these issues, our primary focus is to increase revenues and reduce debt. Through our strategic alliances, marketing agreements, the new International Freight Gateway at the former Richards-Gebaur Airbase, and access to six additional chemical customers in the Geismar, Louisiana industrial area, we have the opportunity to improve our revenue base. We have also developed a plan to reduce debt through the sale of non-core assets, reduced capital spending and improved cash flow from operations.

KCSI management is committed to maximizing the potential of the NAFTA franchise and is continuously seeking opportunities to enhance shareholder value."


This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in KCSI's December 31, 1999 Form 10-K, the Current Report on Form 8-K/A dated June 3, 1997, each filed by the Company with the Securities and Exchange Commission (Commission file no. 1-4717). The Company will not update any forward-looking statements in this press release to reflect future events or developments.

                        (Financial Information Attached)

                     KANSAS CITY SOUTHERN INDUSTRIES, INC. and SUBSIDIARY
                                           COMPANIES
                              (excludes Stilwell Financial Inc.)
                          CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                         (dollars in millions, except per share data)
                                          (Unaudited)


                                             Three Months Ended    Nine Months Ended
                                                September 30,        September 30,
                                              -----------------     ----------------

                                                 2000      1999       2000     1999
                                               -------   -------    -------  -------
          Revenues                            $ 144.1    $149.1     $437.4   $449.7
          Costs and expenses                    111.6     120.2      339.9    348.0
          Depreciation and amortization          13.8      14.3       42.4     43.0
                                               -------   -------    -------  -------
          Operating income                       18.7      14.6       55.1     58.7

          Equity in net earnings of unconsolidated affiliates:
              Grupo Transportacion Ferroviaria
               Mexicana, S.A. de C.V.             2.6       3.8       18.8      4.8
              Other                               1.5       1.3        3.3      3.5
          Interest expense                      (18.3)    (14.7)     (54.2)   (43.3)
          Other, net                              1.2       1.3        4.8      3.2
                                               -------   -------    -------  -------

          Pretax income                           5.7       6.3       27.8     26.9
          Income tax provision                    0.5       1.7        3.4      9.5
                                               -------   -------    -------  -------
          Income from continuing operations       5.2       4.6       24.4     17.4
            Extraordinary items,  net of tax:
             Debt retirement costs - KCSR/KCSI   (1.1)        -       (7.0)       -
             Debt retirement costs - TFM         (1.7)        -       (1.7)       -
                                               -------   -------    -------  -------

          Income from continuing operations,
           net of extraordinary items            $2.4      $4.6      $15.7    $17.4
                                               -------   -------    -------  -------

          Per Share  Data:
          --------------------------------------------------------------------------
          Basic Earnings per Common Share
           from continuing operations           $0.09     $0.08      $0.43    $0.31
          Basic Earnings per Common Share -
           extraordinary items                  (0.05)        -      (0.15)       -
                                               -------   -------    -------  -------
          Basic Earnings per Common Share,
           net of the extraordinary items       $0.04     $0.08      $0.28    $0.31
                                               -------   -------    -------  -------
          Weighted Average Common shares
           outstanding (in thousands)          57,478    55,242     56,353   55,102
                                               -------   -------    -------  -------

          --------------------------------------------------------------------------

          Diluted Earnings per Common Share
           from continuing operations           $0.09     $0.08      $0.42    $0.30
          Diluted Earnings per Common Share -
           extraordinary items                  (0.05)        -      (0.15)       -
                                               -------   -------    -------  -------
          Diluted Earnings per Common Share,
           net of extraordinary items           $0.04     $0.08      $0.27    $0.30
                                               -------   -------    -------  -------

          Diluted Common shares outstanding
           (in thousands)                      59,100    57,047     58,185   56,989
                                               -------   -------    -------  -------

          --------------------------------------------------------------------------


EXHIBIT 99.2


Combined KCSR and Gateway Western
Operating Statements
Dollars in Millions


                               Third           Third          Nine Months     Nine Months
                              Quarter         Quarter
                                2000            1999              2000            1999
                            -------------   -------------     -------------   -------------
Revenues
    Freight Revenue                $87.4           $88.3            $265.3          $268.4
    Intermodal and
      Automotive Revenue            15.9            15.7              47.0            43.0
    Unit Coal Revenue               26.7            30.0              81.4            85.7
    Other Revenue                   12.5            12.9              37.1            41.0
                            -------------   -------------     -------------   -------------
      Total Revenues               142.5           146.9             430.8           438.1
                            -------------   -------------     -------------   -------------

Operating Expenses
    Salaries & Wages                35.0            36.8             103.6           107.6
    Fringe Benefits                 13.8            13.7              41.3            39.9
    Fuel                            12.2             8.6              35.3            24.4
    Material and Supplies            7.5             8.7              23.6            26.5
    Car Hire                         4.1             5.8              11.1            16.4
    Purchased Services              11.1            12.7              35.9            35.8
    Casualties & Insurance           7.6             8.9              20.3            21.3
    Other                            2.1             4.1               7.0            11.9
                            -------------   -------------     -------------   -------------
    Net Operating Expenses          93.4            99.3             278.1           283.8
                            -------------   -------------     -------------   -------------

Fixed Expenses
    Leases, Net                     13.9            12.9              42.5            38.3
    Depreciation                    13.0            13.1              39.4            39.5
    Taxes (Other Than Income)        3.7             3.8              11.2            11.2
                             -------------   -------------     -------------   -------------
    Total Fixed Expenses            30.6            29.8              93.1            89.0
                            -------------   -------------     -------------   -------------
    Total Expenses                 124.0           129.1             371.2           372.8
                            -------------   -------------     -------------   -------------
Operating Income                    18.5            17.8              59.6            65.3


Combined Kansas City Southern Railway/Gateway Western
Carloadings By Commodity - Year to Date September 30, 2000
Dollars in Thousands

     Carloadings                                                  Revenue
    Year to Date           %                                    Year to Date         %
----------------------                                      --------------------

   2000        1999      Change                               2000       1999      Change
-----------  ---------   --------                           ---------  ---------   -------

                                      Coal
   141,498    148,041    (4.4)%       Unit Coal               81,406     85,660    (5.0)%
     2,302      2,822   (18.4)%       Other Coal                 865        853     1.4%
-----------  ---------                                      ---------  ---------
   143,800    150,863    (4.7)%                               82,271     86,513    (4.9)%

                                   Chemical & Petroleum Products
    19,810     19,739     0.4%        Plastics                18,180     18,333    (0.8)%
    51,950     54,540    (4.7)%       Misc. Chemicals         50,024     50,572    (1.1)%
     1,377      4,068   (66.2)%       Soda Ash                 1,535      4,771   (67.8)%
    25,684     26,963    (4.7)%       Petro Products          18,863     19,083    (1.2)%
    18,696     20,957   (10.8)%       Petro Coke               7,734      7,990    (3.2)%
-----------  ---------                                      ---------  ---------
   117,517    126,267    (6.9)%               Total           96,336    100,749    (4.4)%
-----------  ---------                                      ---------  ---------

                                   Agriculture and
                                    Minerals

    38,208     37,579     1.7%        Domestic Grain          28,067     27,215      3.1%
     8,386     11,229   (25.3)%       Export Grain             5,931      9,050    (34.5)%
    22,264     24,667    (9.7)%       Food Products           17,786     17,580      1.2%
    20,018     19,258     3.9%        Ores and Minerals       10,107      9,999      1.1%
    12,925     13,635    (5.2)%       Stone, Clay & Glass      9,529      9,589     (0.6)%
    19,519     17,904     9.0%        Metal/Scrap             14,913     11,923     25.1%
     5,960      9,356   (36.3)%       Military/Other Carloads  6,196      8,116    (23.7)%
-----------  ---------                                      ---------  ---------
   127,280    133,628    (4.8)%               Total           92,529     93,472     (1.0)%
-----------  ---------                                      ---------  ---------

                                   Paper & Forest Products
    68,974     69,459    (0.7)%       Pulp/Paper              48,104     46,358      3.8%
     5,243      5,660    (7.4)%       Scrap Paper              2,857      2,859     (0.1)%
    26,038     29,950   (13.1)%       Pulpwood/Logchips       10,336     11,360     (9.0)%
    21,688     21,004     3.3%        Lumber/Plywood          19,137     17,856      7.2%
-----------  ---------                                      ---------  ---------
   121,943    126,073    (3.3)%               Total           80,434     78,433      2.6%
-----------  ---------                                      ---------  ---------

                                   Intermodal & Automotive
    14,987      6,141   144.0%        Automotive               9,392      4,632    102.8%
   179,678    165,749     8.4%        Intermodal              37,617     38,384     (2.0)%
-----------  ---------                                      ---------  ---------
   194,665    171,890    13.2%                Total           47,009     43,016      9.3%
-----------  ---------                                      ---------  ---------

   705,205    708,721    (0.5)%    TOTAL FOR BUSINESS UNITS  398,579    402,183     (0.9)%
    26,288     33,157    20.7)%    Haulage                     8,290     12,933    (35.9)%
    (5,840)    (5,781)    1.0%     Adjustments                (4,902)    (5,137)    (4.6)%
-----------  ---------                                      ---------  ---------
   725,653    736,097    (1.4)%            TOTAL             401,967    409,979     (2.0)%
===========  =========                                      =========  =========



Combined Kansas City Southern Railway/Gateway Western
Carloadings By Commodity - Third Quarter 2000
Dollars in Thousands

      Carloadings                                                 Revenue
     Third Quarter       %                                     Third Quarter   %
----------------------                                      --------------------

   2000        1999      Change                               2000       1999      Change
-----------  ---------   --------                           ---------  ---------   -------

                                      Coal
    48,522     51,656    (6.1)%       Unit Coal               26,689     29,994    (11.0)%
       734        750    (2.1)%       Other Coal                 335        231     45.0%
-----------  ---------                                      ---------  ---------
    49,256     52,406    (6.0)%                               27,024     30,225    (10.6)%

                                   Chemical & Petroleum Products
     6,822      6,355     7.3%        Plastics                 6,413      5,759     11.4%
    16,924     18,606    (9.0)%       Misc. Chemicals         16,155     17,043     (5.2)%
       444      1,321   (66.4)%       Soda Ash                   473      1,610    (70.6)%
     8,454      8,858    (4.6)%       Petro Products           6,282      6,232      0.8%
     6,697      6,529     2.6%        Petro Coke               2,497      2,737     (8.8)%
-----------  ---------                                      ---------  ---------
    39,341     41,669    (5.6)%               Total           31,820     33,381     (4.7)%
-----------  ---------                                      ---------  ---------

                                   Agriculture and
                                    Minerals
    11,417     10,584     7.9%        Domestic Grain           8,179      6,745     21.3%
     3,419      4,276   (20.0)%       Export Grain             2,638      3,481    (24.2)%
     7,719      7,697     0.3%        Food Products            6,060      5,447     11.3%
     6,841      6,617     3.4%        Ores and Minerals        3,344      3,380     (1.1)%
     4,069      4,608   (11.7)%       Stone, Clay & Glass      2,960      3,222     (8.1)%
     5,612      6,955   (19.3)%       Metal/Scrap              4,292      4,694     (8.6)%
     2,050      3,351   (38.8)%       Military/Other carloads  2,554      3,151    (18.9)%
-----------  ---------                                      ---------  ---------
    41,127     44,088    (6.7)%               Total           30,027     30,120     (0.3)%
-----------  ---------                                      ---------  ---------

                                   Paper & Forest Products
    22,855     23,198    (1.5)%       Pulp/Paper              16,581     15,558      6.6%
     1,839      1,901    (3.3)%       Scrap Paper              1,028        973      5.7%
     7,984     10,437   (23.5)%       Pulpwood/Logs/Chips      3,102      3,955    (21.6)%
     6,996      6,986     0.1%        Lumber/Plywood           6,158      6,000      2.6%
-----------  ---------                                      ---------  ---------
    39,674     42,522    (6.7)%               Total           26,869     26,486      1.4%
-----------  ---------                                      ---------  ---------

                                   Intermodal & Automotive
     4,969      2,726    82.3%        Automotive               3,297      1,979     66.6%
    68,414     61,598    11.1%        Intermodal              12,612     13,685     (7.8)%
-----------  ---------                                      ---------  ---------
    73,383     64,324    14.1%                Total           15,909     15,664      1.6%
-----------  ---------                                      ---------  ---------

   242,781    245,009    (0.9)%    TOTAL FOR BUSINESS UNITS  131,649    135,876     (3.1)%

     7,966      8,660    (8.0)%    Haulage                     2,577      3,966    (35.0)%
    (2,240)    (2,114)    6.0%     Adjustments                (1,714)    (1,909)   (10.2)%
-----------  ---------                                      ---------  ---------
   248,507    251,555    (1.2)%            TOTAL             132,512    137,933     (3.9)%
===========  =========                                      =========  =========

Kansas City Southern Industries, Inc.
                                                            -------------------
Consolidated Balance Sheets                                   PRELIMINARY
                                                            -------------------
Unaudited
(Dollars in Millions)

                                        September 30, 2000    December 31, 1999
Assets
  Cash                                      $        30.2           $       11.9
  Accounts receivable                               119.8                  132.2
  Inventories                                        34.2                   40.6
  Other current assets                               20.8                   23.8
                                       -------------------    -------------------
        Total current assets                        205.0                  208.5

  Investments held for operating purposes           361.1                  337.1
  Properties, net of depreciation                 1,311.3                1,277.4
  Other assets                                       42.6                   34.4
                                       -------------------    -------------------
        Total assets                        $     1,920.0           $    1,857.4
                                       ===================    ===================

Liabilities and Stockholders' Equity
  Current portion of long-term debt         $        13.7           $       10.9
  Accounts payable                                   36.3                   74.8
  Accrued liabilit                                  151.1                  168.5
                                       -------------------    -------------------
     Total current liabilities                      201.1                  254.2

  Long-term debt                                    671.7                  750.0
  Deferred income taxes                             321.8                  297.4
  Other                                              83.3                   87.3
  Stockholders' equity                              642.1                  468.5
                                       -------------------    -------------------
    Total liabilities and                   $     1,920.0           $    1,857.4
    stockholders' equity               ===================    ===================